Exhibit 99.1

CONTACTS

From: Tony DeFazio

DeFazio Communications, LLC

tony@defaziocommunications.com

Ph: (484) 532-7783

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Completes Seeding Phase of

PECO-ARC Institutional Joint Venture I, LP

Phillips Edison – ARC Makes Final Property Contribution and Joint Venture Begins Acquisition Phase

CINCINNATI, OHIO, January 5, 2012 – Phillips Edison – ARC Shopping Center REIT Inc. (“Phillips Edison – ARC” or the “Company”), a publicly registered non-traded REIT focused on grocery-anchored neighborhood and community shopping centers, announced today that the Company has completed the seeding of the recently announced PECO-ARC Institutional Joint Venture I (the “Joint Venture”) with the contribution of the Burwood Village Center to the Joint Venture. The Joint Venture also directly acquired an additional property, Cureton Town Center. The two transactions were added to the fund at an aggregate gross asset value of $30.9 million.

In the first transaction, completed December 21, 2011, Phillips Edison – ARC contributed its ownership interest in the Burwood Village Center, a grocery-anchored shopping center located in Glen Burnie, Maryland to the Joint Venture. The contribution value of Burwood Village Center (defined as the property’s gross asset value) was $17.0 million.

The Joint Venture then acquired Cureton Town Center, a 74,557 square foot grocery-anchored shopping center located in Waxhaw, North Carolina for $13.9 million. The shopping center is anchored by Harris Teeter on a long-term lease through March 2027. Other key tenants include Fifth Third Bank, SunTrust Bank, Great Clips, Papa John’s, and Moe’s Southwest Grill. Cureton Town Center is 91.9% occupied. Cureton Town Center is located approximately 12 miles south of Charlotte, North Carolina. The population growth around the shopping center has been strong, experiencing over 10% growth over the last ten years and is projected to continue at approximately 6.5% over the next five years. Average household income levels are above $100,000 within a five mile radius of the property.

Under the terms of the joint venture agreement, Phillips Edison – ARC and its partners will contribute approximately $109 million of equity capital, of which Phillips Edison – ARC will contribute approximately $59 million and its partners will contribute $50 million. The Joint Venture plans to leverage this capital with 50% debt financing to reach an approximate $218 million in acquisition capacity in order to purchase well-located grocery-anchored shopping centers. Phillips Edison – ARC maintains a majority interest in the Joint Venture and serves as the general partner, managing the operations of the Joint Venture.

About Phillips Edison – ARC Shopping Center REIT, Inc.

Phillips Edison – ARC Shopping Center REIT (the “Company”) is a combined effort between two leading real estate companies with proven track records: Phillips Edison & Company, the largest private owner operator of grocery-anchored shopping centers, and American Realty Capital, a leading sponsor and equity raiser in the non-traded REIT industry. Through Realty Capital Securities, its broker-dealer, American Realty Capital has raised over $3.4 billion of equity capital for direct investment programs. The Company is backed by Phillips Edison & Company founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry, have placed more than $1.8 billion to acquire over 250 shopping centers in 35 states. The Company invests primarily in well-located grocery-anchored neighborhood and community shopping centers throughout the United States. For more information, visit http://www.phillipsedison-arc.com.

To arrange interviews with Phillips Edison – ARC Shopping Center REIT, Inc. executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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